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                                                                      EXHIBIT 99

                    CAUTIONARY FACTORS FOR CONSIDERATION IN
                   CONNECTION WITH FORWARD LOOKING STATEMENTS

         The following risks and uncertainties, among others, could cause OSI Pharmaceuticals, Inc.'s (the "Company's" or "OSI's") actual results to differ materially from those described in forward looking statements made in this report or presented elsewhere by management from time to time:

UNCERTAINTIES RELATED TO CLINICAL TRIALS

         The Company has limited experience in conducting clinical trials and intends to rely primarily on the pharmaceutical companies with which it collaborates, including Novartis Pharma AG ("Novartis"), Pfizer Inc. ("Pfizer"), Hoechst Marion Roussel, Inc. ("HMRI"), BioChem Pharma (International) Inc. ("BioChem Pharma"), Sankyo Company, Ltd. ("Sankyo"), and Sepracor, Inc. ("Sepracor") for clinical development and regulatory approval of its product candidates. Before obtaining regulatory approvals for the commercial sale of its products, the Company or its collaborative partners will be required to demonstrate through pre-clinical studies and clinical trials that the proposed products are safe and effective for use in each target indication. The results from pre-clinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing, and there can be no assurance that the clinical trials conducted by the Company or its partners will demonstrate sufficient safety and efficacy to obtain the required regulatory approvals or will result in marketable products. In addition, clinical trials are often conducted with patients having the most advanced stages of disease. During the course of treatment, these patients can die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested, but which can nevertheless affect clinical trial results. Various companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. In addition, clinical trials for the product candidates being developed by the Company and its collaborators may be delayed by many factors. Any delays in, or termination of, the clinical trials of any of the Company's product candidates would have a material adverse effect on the Company's business, financial condition and results of operations.

         In the Company's small molecule drug discovery operations, only one product candidate has entered clinical trials. Furthermore, none of the compounds discovered using the Company's small molecule discovery technology have not yet been proven safe or effective in humans. Moreover, the Company's drug discovery assays are focused on several target genes, the functions of which have not yet been fully elucidated. As such, the safety and efficacy of drugs that alter the transcription of these genes have not yet been established. No assurance can be given that any lead small molecule compounds or diagnostic product candidates emerging from the Company's discovery and development operations will successfully complete clinical trials or receive marketing approval from the U.S. Food and Drug Administration ("FDA") or any foreign regulatory authorities on a timely basis or at all.

DEPENDENCE ON COLLABORATIVE RELATIONSHIPS

         The Company does not intend to conduct late-stage clinical trials or manufacturing or marketing activities with respect to any of its product candidates in the foreseeable future. The Company has collaborations with Novartis, Pfizer, HMRI, Sankyo, Sepracor, and BioChem Pharma for the development of potential drug candidates, and to date, its most advanced programs are in TGF-Beta3 with Novartis for wound healing and oral mucositis and an oncogene inhibitor with Pfizer for the treatment of certain cancers. The Company is dependent on the pharmaceutical companies with which it collaborates for the pre-clinical testing, clinical development, regulatory approval, manufacturing and marketing of its products. The Company's collaborative agreements allow its collaborative partners significant discretion in electing to pursue or not to pursue any of these activities. The Company cannot control the amount and timing of resources its collaborative partners devote to the Company's programs or potential products. If any of the Company's collaborative partners were to breach or terminate its agreements with the Company or otherwise fail to conduct its collaborative activities successfully in a timely manner, the pre-clinical or clinical development or commercialization of product candidates or research programs would be delayed or terminated. Any such delay or termination could have a material adverse effect on the Company's business, financial condition and results of operations.

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         The Company has a collaborative research agreement with Novartis relating to the clinical development, manufacturing and marketing of the Company's recombinant protein TGF-Beta3 for various indications. Under this agreement, Novartis has the right to manufacture TGF-Beta3 for clinical development and commercial purposes for all indications. The Company and other potential licensees of TGF-Beta3 are, and will be, dependent on Novartis as the sole manufacturer of TGF-Beta3. No assurance can be given that Novartis will supply TGF-Beta3 to the Company and its licensees as needed. In addition, a substantial milestone payment to the Company by Novartis under this collaboration is dependent on Novartis accomplishing certain clinical development objectives, over which the Company has no control. Failure of Novartis to complete clinical development and obtain regulatory approval for TGF-Beta3 in one or more indications could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company relies on its collaborative partners to provide funding in support of its research operations. As of September 30, 1997, the Company had received or accrued an aggregate of $81.2 million in research funding and milestone payments from its collaborative partners. The Company would be required to devote additional internal resources to product development, or scale back or terminate certain development programs or seek alternative collaborative partners, if funding from one or more of its collaborative programs were reduced or terminated.

         Although the Company has worked to expand its proprietary compound libraries (through acquisition of the fungi collection of MYCOsearch, Inc. and the licensing of The Dow Chemical Company's library of approximately 140,000 small molecule compounds), the Company still owns or controls the rights to only a relatively small number of the compounds that it tests in its drug discovery operations. The Company is dependent on access to the compound libraries of its collaborative partners and others in order to enhance the value of its drug discovery platforms. Failure by the Company to gain access to the compound libraries of its collaborative partners and others would restrict its ability to exploit fully its high throughput screening capabilities and would have a material adverse effect on its business, financial condition and results of operations.

         Disputes may arise in the future with respect to the ownership of rights to any technology developed with third parties. These and other possible disagreements between collaborators and the Company could lead to delays in the collaborative research, development or commercialization of certain product candidates, or could require or result in litigation or arbitration, which would be time-consuming and expensive, and would have a material adverse effect on the Company's business, financial condition and results of operations.

         Generally, in its collaborative research agreements, the Company agrees not to conduct independently, or with any third party, any research that is competitive with the research conducted under its collaborative programs. The Company's collaborative relationships may have the effect of limiting the areas of research the Company may pursue. For example, under its collaborative research agreements with its partners, the Company is prohibited during the term of the agreements from pursuing or sponsoring research aimed at the discovery of drugs which are the subject of the collaborations. However, the Company's collaborative partners may develop, either alone or with others, products that are similar to or competitive with the products or potential products that are the subject of the Company's collaborations with such partners. Competing products, either developed by the collaborative partners or to which the collaborative partners have rights, may result in their withdrawal of support for the Company's product candidates, which would have a material adverse effect on the Company's business, financial condition and results of operations.

         All of the Company's collaborative programs with pharmaceutical companies have terms of six or fewer years, which is generally less than the period required for the discovery, clinical development and commercialization of most drugs. The continuation of any of the Company's drug discovery and development programs is dependent on the periodic renewal of the relevant collaborative partnership. Furthermore, all of the Company's collaborative research agreements are subject to termination under various circumstances. Certain of the Company's collaborative research agreements provide that, upon expiration of a specified period after commencement of the agreement, its collaborative partners have the right to terminate the agreement on short notice

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without cause. The termination or nonrenewal of any collaborative relationship could have a material adverse effect on the Company's business, financial condition and results of operations.

         There have been a significant number of consolidations among large pharmaceutical and diagnostic companies. Such consolidations among these companies with which the Company is engaged in collaborative research can result in the diminution or termination of, or delays in, one or more of the Company's collaborative programs. For example, in 1995, the pharmaceutical operations of three companies with which the Company had collaborative research agreements, Hoechst AG ("Hoechst"), Hoechst Roussel Pharmaceuticals, Inc. ("Hoechst Roussel") and Marion Merrell Dow Inc. ("MMDI") were combined in one entity, HMRI. This combination resulted in delays in the Company's collaborative programs with each of the constituent companies and a reduction in the aggregate funding received by the Company.

         The Company's strategy for the discovery, development, clinical testing, manufacturing and marketing of certain of its potential products includes establishing additional collaborations. There can be no assurance that the Company will be able to negotiate such collaborative arrangements on acceptable terms, if at all, or that such collaborations will be successful.

UNCERTAINTIES RELATED TO THE EARLY STAGE OF DEVELOPMENT;
TECHNOLOGICAL UNCERTAINTIES

         To date, the Company has generated no revenue from the sale of pharmaceutical products. Except for CP-358,774, with respect to which Pfizer is conducting Phase I safety and toxicity studies, all of the lead compounds in the Company's small molecule drug discovery programs are either in the discovery or the pre-clinical evaluation phase. TGF-Beta3, which is the Company's product candidate most advanced in clinical development, remains subject to further clinical evaluation. The Company has commercialized one diagnostic product, which to date has not generated significant sales and is not expected to generate significant sales in the future. Any products resulting from the Company's development programs are not expected to be commercially available for several years, if at all.

         All of the Company's potential products will require significant research and development and are subject to significant risks. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Potential products may be found ineffective or cause harmful side effects during pre-clinical testing or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale, be uneconomical to produce, fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. There can be no assurance that the Company's or its collaborative partners' product development efforts will be successfully completed, that required regulatory approvals will be obtained or that any products, if introduced, will be successfully marketed or achieve customer acceptance.

         The Company's live-cell assays are novel as a drug discovery method and have not yet been shown to be successful in the development of any commercialized drug. Furthermore, the Company's drug discovery assays are focused on several target genes and other molecular targets, the functions of which have not yet been fully elucidated. There can be no assurance that the Company's live-cell assay technology will result in lead compounds that will be safe and efficacious. Development of new pharmaceutical products is highly uncertain, and no assurance can be given that the Company's drug discovery technology will result in any commercially successful products.

UNCERTAINTY OF FUTURE PROFITABILITY

         OSI has had net operating losses since its inception in 1983. At September 30, 1997, the Company's accumulated deficit was approximately $45.7 million. The Company's losses have resulted principally from costs incurred in research and development, and from general and administrative costs associated with the Company's operations. These costs have exceeded the Company's revenues, which to date have been generated principally from collaborative research agreements. OSI expects to incur substantial additional operating expenses over the next several years as a result of increases in its expenses for research and development, including enhancements in its drug discovery technologies, and with respect to its internal proprietary projects and co-ventures with pharmaceutical companies. If the Company does not obtain additional third party funding for such expenses, the

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Company expects that such expenses will result in increased losses from operations. OSI does not expect to generate revenues from the sale of its small molecule products for several years. The Company currently has limited sales of only one diagnostic product. The Company's future profitability depends, in part, on its collaborative partners obtaining regulatory approval for products derived from its collaborative research efforts, the Company's collaborative partners successfully producing and marketing products derived from technology or rights licensed from the Company, and the Company's entering into agreements for the development, commercialization, manufacture and marketing of any products derived from the Company's internal proprietary programs. There can be no assurance that the Company or its collaborative partners will obtain required regulatory approvals, or successfully develop, commercialize, manufacture and market product candidates or that the Company will ever achieve product revenues or profitability.

NEED FOR ADDITIONAL FUNDING, UNCERTAINTY OF ACCESS TO CAPITAL

         The Company will require substantial additional funding in order to continue its research, product development, pre-clinical testing and clinical trials of its product candidates. The Company's co-ventures with pharmaceutical companies, internal proprietary programs and operations will require a significant amount of funding that will not be provided by the Company's existing collaborative partners. The Company's strategy includes, in addition to its funded collaborations, (i) forming co-ventures with pharmaceutical companies and (ii) developing product candidates in its internal proprietary programs through early stage clinical development, before forming collaborations for the further development of such product candidates. These activities will require investment of significant funds by the Company. No assurance can be given that the Company will have adequate resources to support such existing and future activities or that the Company will be able to enter into collaborative arrangements on acceptable terms, if at all.

         The Company's future capital requirements will depend on many factors, including continued scientific progress in its research and development programs, the size and complexity of these programs, progress with pre-clinical testing and early stage clinical trials, the time and costs involved in obtaining regulatory approvals for its product candidates, the costs involved in filing, prosecuting and enforcing patent claims, competing technological and market developments, the establishment of additional collaborative arrangements, the cost of manufacturing arrangements, commercialization activities, and the cost of product in-licensing and strategic acquisitions, if any. The Company evaluates on an ongoing basis potential collaborative arrangements with third parties and acquisitions of companies or technologies that may complement its business.

         The Company intends to seek additional funding through arrangements with corporate collaborators and through public or private sales of the Company's securities, including equity securities. There can be no assurance, however, that additional funding will be available on reasonable terms, if at all. Any additional equity financings would be dilutive to the Company's stockholders. If adequate funds are not available, the Company may be required to curtail significantly one or more of its research and development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies or product candidates, which could have a material adverse effect on the Company's business, financial condition and results of operations.

         Generally, the Company's funding pursuant to any particular collaborative research agreement is subject to reduction or termination under various circumstances. There can be no assurance that scheduled payments will be made by third parties, that current agreements will not be cancelled, that government research grants will continue to be received at current levels or that unanticipated events requiring the expenditure of funds will not occur. There can be no assurance that the Company's cash reserves and other liquid assets, including the net proceeds of this offering and funding that may be received from the Company's collaborative partners and interest income earned thereon, will be adequate to satisfy its capital and operating requirements for the foreseeable future.

NO ASSURANCE OF PROTECTION OF PATENTS AND PROPRIETARY TECHNOLOGY

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         The Company's success will depend in part on its ability or the ability of its collaborative partners to obtain patent protection for product candidates, to maintain trade secret protection and operate without infringing on the proprietary rights of third parties.

         The Company is aware of several U.S. and foreign patents owned by others who may allege infringement by TGF-Beta3, which the Company is seeking to develop in collaboration within Novartis. Genentech, Inc. has U.S. patents relating to certain recombinant materials and procedures for producing members of the TGF-Beta family, including TGF-Beta3. In addition, the Company believes that Genentech, Inc. has license rights under a U.S. Government patent relating to work done at the National Institute of Health of the U.S. Department of Health and Human Services involving the identification and isolation of TGF-Beta1. Furthermore, Celtrix Pharmaceuticals, Inc. ("Celtrix") has been granted a European patent relating to TGF-Beta2. There can be no assurance that the activities or products of the Company or its collaborative partners do not or will not infringe the claims of these or other issued patents held by third parties or any other patent issued in the future. Furthermore, there can be no assurance that any license required under any such patents would be made available or, if available, would be available on acceptable terms. Failure to obtain patent protection or a required license could prevent the Company and Novartis from commercializing TGF-Beta3 products. The inability of the Company and Novartis to commercialize TGF-Beta3 products could have a material adverse effect on the Company's business, financial condition and results of operations.

         In the cancer diagnostics area, the Company has an issued U.S. patent and a granted European patent relating to an assay which the Company in collaboration with Bayer, is seeking to develop for the detection of a protein encoded by the neu oncogene ("neu") in serum. The U.S. Patent Office has declared an interference between the Company's issued U.S. Patent and a pending patent application owned by Chiron Diagnostics Inc. ("Chiron"). In addition, Chiron has filed an opposition against the corresponding granted European patent. These legal proceedings, if not settled, could result in substantial legal expenses being incurred by the Company. Also, the Company cannot predict whether it would prevail in these proceedings. If the Company does not prevail, it may not be able to commercialize its assay for neu in serum without a license from Chiron, which may not be available on acceptable terms or at all.

         The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including OSI, are generally uncertain and involve complex legal and factual questions. There can be no assurance that any of the Company's pending patent applications will be approved, that the Company will develop additional proprietary technologies that are patentable, that any patents issued to the Company or its licensors will provide a basis for commercially viable products or will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the ability of the Company to do business. In addition, patent law relating to the scope of claims in the technology fields in which the Company operates is still evolving. The degree of future protection for the Company's proprietary rights, therefore, is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of the Company's technologies, or, if patents are issued to the Company, design around the patented technologies developed by the Company. In addition, the Company could incur substantial costs in litigation if it is required to defend itself in patent suits brought by third parties or if it initiates such suits.


         The extent to which efforts by other researchers have resulted or will result in patents and the extent to which the issuance of patents to others would have a material adverse effect on the Company or would force the Company or its collaborative partners or other licensees to obtain licenses from others, if available, is currently unknown. Generally, the Company's royalties on any commercialized products could be reduced by up to 50% if its licensees or collaborative partners are required to obtain such licenses. There can be no assurance that the Company's products, operations or technology will not infringe upon the rights of any third party.

         The Company relies on trade secrets to protect technology where patent protection is not believed to be appropriate or obtainable. The Company has entered, and will continue to enter, into confidentiality agreements with its employees, consultants, licensors and collaborative partners. There can be no assurance, however, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise

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gain access to the Company's trade secrets, that such obligations of confidentiality will be honored or that the Company will be able to effectively protect its rights to proprietary information.

COMPETITION AND RISK OF TECHNOLOGICAL OBSOLESCENCE

         The pharmaceutical, biotechnology and diagnostics industries are intensely competitive, and the Company faces, and will continue to face, intense competition from organizations such as large pharmaceutical companies, diagnostic companies, biotechnology companies, academic and research institutions and government agencies. The Company is subject to significant competition from industry participants who are pursuing the same or similar technologies as those which constitute the Company's technology platform and from organizations that are pursuing pharmaceutical products or therapies or diagnostic products that are competitive with the Company's potential products. Most of the organizations competing with the Company have greater capital resources, research and development staffs and facilities, and greater experience in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing. The Company's major competitors include fully integrated pharmaceutical companies, such as Merck & Co., Inc., Glaxo Wellcome Inc. and Smith Kline Beecham, that have extensive drug discovery efforts and are developing novel small molecule pharmaceuticals, as well as numerous smaller companies.

         The Company's technology platform consists principally of utilizing genetically engineered live cells, gene transcription technologies and high throughput drug screening. Pharmaceutical and biotechnology companies and others are active in all of these areas, and there can be no assurance that other organizations will not acquire or develop technology superior to that of the Company. Ligand Pharmaceuticals Inc. and Aurora Biosciences, Inc., publicly owned companies, employ live-cell assays, gene transcription, and high throughput robotics in their drug discovery operations. Numerous other companies use one or more of these technologies. Several private companies, including Tularik Inc., Signal Pharmaceuticals Inc. and Scriptgen Pharmaceuticals, Inc., pursue drug discovery using gene transcription methods.

         Companies pursuing different but related fields also present significant competition for the Company. For example, research efforts with respect to gene sequencing and mapping are identifying new and potentially superior target genes. In addition, alternative drug discovery strategies, such as rational drug design, may prove more effective than those pursued by the Company. Furthermore, competing entities may have access to more diverse compounds for testing by virtue of larger compound libraries or through combinatorial chemistry skills or other means. These include Pharmacopeia, Inc., a publicly traded company, CombiChem, Inc. and ArQule, Inc., all of which have major collaborations with leading pharmaceutical companies. There can be no assurance that the Company's competitors will not succeed in developing technologies or products that are more effective than those of the Company or that would render the Company's products or technologies obsolete or noncompetitive.

         With respect to the Company's small molecule drug discovery programs, other companies have potential drugs in clinical trials to treat all the disease areas for which the Company is seeking to discover and develop drug candidates. These competing drug candidates are further advanced in clinical development than are any of the Company's potential products in its small molecule programs and may result in effective, commercially successful products. Even if the Company and its collaborative partners are successful in developing effective drugs, there can be no assurance that the Company's products will compete effectively with such products. No assurance can be given that the Company's competitors will not succeed in developing and marketing products either that are more effective than those that may be developed by the Company and its collaborators or that are marketed prior to any products developed by the Company or its collaborators.

         With respect to its efforts to develop TGF-Beta3 for various indications, the Company is aware of competing growth factor proteins in clinical trials, and competing treatment regimens, for wound healing indications. Platelet Derived Growth Factor ("PDGF") for diabetic skin ulcers, under development by Chiron Corporation and Johnson & Johnson, has completed Phase III clinical trials in the U.S. Chiron Corporation and Johnson & Johnson have announced that they intend to file a Product Licensing Application ("PLA") for PDGF with the FDA and in July 1997, an FDA advisory panel recommended approval. Fibroblast growth factor ("FGF") for chronic dermal ulcers, under development by Scios Nova Inc. and Kaken Pharmaceutical Co., Ltd., is in Phase

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III clinical trials in Japan. TGF-Beta2 for leg ulcers, under development by
Genzyme Corp. and Celtrix Pharmaceuticals, Inc., is in Phase II clinical trials in the U.S. No assurance can be given that the Company and Novartis will successfully develop TGF-Beta3 for any indication, including wound healing. Furthermore, if any of the competing growth factor product candidates listed above or other growth factors prove to be effective for wound healing indications, there can be no assurance that any TGF-Beta3 product developed by the Company will be able to compete effectively with such product or products.

         Other competing approaches to the treatment of chronic wounds include comprehensive service-based patient centers, which are dedicated to intensive wound management. These centers may include the use of autologous growth factor therapy, in which extracts prepared from the patient's own platelets are used to treat the wounds. Surgical intervention is also frequently employed, which may involve partial amputation and/or surgical revascularization. The use of skin grafts to treat wounds, either autografts (skin from elsewhere on the same patient) or cultured allografts, are also being investigated by several companies, including Advanced Tissues Sciences, Inc. and Organogenesis, Inc. Organogenesis, Inc. presently has an application for Apligraft(TM), a treatment for wounds after autografting, pending premarket approval. No assurance can be given that TGF-Beta3 will prove to be safe and effective or will compete successfully against current and emerging therapies for any particular clinical indication.

         The Company will, for the foreseeable future, rely on its collaborative partners for pre-clinical evaluation and clinical development of its potential products and manufacturing and marketing of any products. In addition, the Company relies on its collaborative partners for support in its drug discovery operations. It is likely that all of the pharmaceutical companies with which the Company has collaborations are conducting multiple product development efforts within each disease area. Generally, the Company's collaborative research agreements do not restrict a party from pursuing competing internal development efforts based on reasonable commercial judgment and other factors. Any product candidate of the Company, therefore, may be subject to competition with a potential product under development by the pharmaceutical company with which the Company is collaborating in connection with such product candidate.

         Biotechnology and related pharmaceutical technology have undergone rapid and significant change. The Company expects the technology associated with the Company's research and development will continue to develop rapidly, and the Company's future success will depend in large part on its ability to maintain a competitive position with respect to this technology. Rapid technological development by the Company or others may result in compounds, products or processes becoming obsolete before the Company recovers any expenses it incurs in connection with developing such products.

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

         Prior to marketing by a collaborative partner, any new drug discovered by the Company must undergo an extensive regulatory approval process in the U.S. and other countries. This regulatory process, which includes pre-clinical testing and clinical trials, and may include post-marketing surveillance, of each compound to establish its safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. In addition, delays or rejections may be encountered based upon changes in FDA policies for drug approval during the period of product development and FDA regulatory review of each submitted new drug application ("NDA") in the case of new pharmaceutical agents, or PLA in the case of a biologic, such as the Company's TGF-Beta3 product candidate. Similar delays may also be encountered in the regulatory approval of any diagnostic product. Such delays may also be encountered in obtaining regulatory approval in foreign countries. There can be no assurance that regulatory approval will be obtained for any drugs discovered, or diagnostic products developed, by the Company. Furthermore, regulatory approval may entail limitations on the indicated use of the drug.

         Even if regulatory approval is obtained, a marketed product and its manufacturer are subject to continuing review. Discovery of previously unknown problems with a product of the Company or its manufacturer may have adverse effects on the Company's business, financial condition and results of operations, including withdrawal of

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the product from the market. Violations of regulatory requirements at any stage, including pre-clinical testing and clinical trials, the approval process or post-approval, may result in various adverse consequences to the Company, including the FDA's delay in approving or its refusal to approve a product, withdrawal of an approved product from the market and the imposition of criminal penalties against the manufacturer and NDA holder. Although Pfizer submitted an Investigational New Drug application ("IND") to the FDA with respect to the EGFR inhibitor CP-358,774, the Company has not submitted an IND for any product candidate, and no product candidate has been approved for commercialization in the United States or elsewhere. The Company intends to file INDs for product candidates in its internal proprietary programs, but to rely on its partners to file INDs in its collaborative programs. No assurance can be given that the Company or any of its collaborative partners will be able to conduct clinical testing or obtain the necessary approvals from the FDA or other regulatory authorities for any products. Failure to obtain required governmental approvals will delay or preclude the Company's partners from marketing drugs discovered, or diagnostic products developed, by the Company or limit the commercial use of such products and will have a material adverse effect on the Company's business, financial condition and results of operations.

NO MANUFACTURING CAPACITY, RELIANCE ON THIRD-PARTY MANUFACTURING

         The Company does not intend to develop or acquire facilities for the manufacture of drug candidates or diagnostic products for clinical trials or commercial purposes, and has been, and will remain, dependent on its collaborative partners or third parties for the manufacture of product candidates for pre-clinical, clinical and commercial purposes.

         The manufacture of the Company's candidate products for clinical trials and the manufacture of resulting products for commercial purposes is subject to current Good Manufacturing Practices ("GMP") regulations promulgated by the FDA. The Company will rely on collaborative partners or outside contractors to manufacture its products in their FDA approved manufacturing facilities. The Company's products may be in competition with other products for priority of access to these facilities. Consequently, the Company's products may be subject to delays in manufacture, if collaborative partners or outside contractors give other products greater priority than the Company's products. For this and other reasons, there can be no assurance that the Company's collaborative partners will manufacture such products in an effective or timely manner. If not performed in a timely manner, the clinical trial development of the Company's product candidates or their submission for regulatory approval could be delayed and the Company's ability to deliver products on a timely basis could be impaired or precluded. There can be no assurance that the Company will be able to enter into any necessary third party manufacturing arrangements on acceptable terms if at all. The Company's current dependence upon others for the manufacture of its products may adversely affect its future profit margin, if any, and its ability to commercialize products on a timely and competitive basis.

UNCERTAINTIES RELATED TO PHARMACEUTICAL PRICING AND REIMBURSEMENT

         The Company's business, financial condition and results of operations may be materially adversely affected by the continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, the Company expects that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products and diagnostic tests. Cost control initiatives could decrease the price that the Company or any of its collaborative partners or other licensees receives for any drugs it may discover or develop or diagnostic products it may develop in the future and have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that cost control initiatives have a material adverse effect on the Company's collaborative partners, the Company's ability to commercialize its products and to realize royalties may be adversely affected.

         The Company's or any collaborative partner's or licensee's ability to commercialize pharmaceutical or diagnostic products may depend in part on the extent to which reimbursement for the products will be available from government and health administration authorities, private health insurers and other third-party payors.

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Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third-party payors, including Medicare, are increasingly challenging the prices charged for medical products and services. There can be no assurance that any third-party insurance coverage will be available to patients for any products discovered and developed by the Company and its collaborative partners. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing in some cases to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. If adequate coverage and reimbursement levels are not provided by government and other third-party payors for the Company's products, the market acceptance of these products would be adversely affected, which would have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL PRODUCT LIABILITY

         The use of any of the Company's potential products in clinical trials and the sale of any approved products may expose the Company to liability claims resulting from the use of products or product candidates. These claims might be made directly by consumers, pharmaceutical companies, including the Company's collaborative partners or others. The Company is currently an additional named insured under a clinical trials liability insurance policy carried by Novartis with respect to its TGF-Beta3 clinical trials in the amount of $3 million. The Company does not independently maintain product liability insurance coverage for claims arising from the use of its products in clinical trials. Insurance coverage is becoming increasingly expensive, and no assurance can be given that the Company will continue to be a named insured with respect to trials underway or obtain insurance in the future at a reasonable cost or in sufficient amounts to protect the Company. The Company's inability to obtain adequate liability insurance could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to obtain commercially reasonable product liability insurance for any product approved for marketing in the future or that insurance coverage and the resources of the Company would be sufficient to satisfy any liability resulting from product liability claims. A successful product liability claim or series of claims brought against the Company could have a material adverse effect on its business, financial condition and results of operations.

                                      -9-